  As filed with the Securities and Exchange Commission on September 11, 2000

                                                      Registration No. 333-_____

--------------------------------------------------------------------------------
                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SNOWBALL.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                Delaware                                    94-3316902
      (State or Other Jurisdiction                       (I.R.S. Employer
   of Incorporation or Organization)                   Identification No.)

                   250 Executive Park Boulevard, Suite 4000
                       San Francisco, California 94134
         (Address of Principal Executive Offices, including Zip Code)

                Non-Plan Stock Option Agreements of Registrant

                           (Full Title of the Plan)

                               James R. Tolonen
              Chief Operating Officer and Chief Financial Officer
                              Snowball.com, Inc.
                   250 Executive Park Boulevard, Suite 4000
                       San Francisco, California 94134
                                (415) 508-2000
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                          Robert B. Dellenbach, Esq.
                             Darren L. Nunn, Esq.
                              Fenwick & West LLP
                              275 Battery Street
                       San Francisco, California 94111



                               CALCULATION OF REGISTRATION FEE

=================================================================================================================================
       Title of Securities          Amount to be         Proposed Maximum             Proposed Maximum            Amount of
        to be Registered             Registered      Offering Price Per Share     Aggregate Offering Price     Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     1,590,000               $8.43/(1)/                  $13,403,700               $3,539
=================================================================================================================================

(1) Weighted average per share exercise price for such outstanding options calculated pursuant to Rule 457(h)(1).

                                    PART II
                                    -------
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) Registrant's prospectus filed on March 21, 2000 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-93487), which contains audited financial statements of the Registrant as of December 31, 1997, 1998 and 1999.

     (b) Registrant's quarterly report on Form 10-Q for the period ended March 31, 2000 filed with the Commission on May 15, 2000.

     (c) Registrant's quarterly report on Form 10-Q for the period ended June 30, 2000 filed with the Commission on August 14, 2000.

     (d) The description of Registrant's common stock contained in Registrant's registration statement on Form 8-A filed on January 25, 2000 under
         Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers, as well as directors and officers of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise when they are serving in such capacities at the request of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law; (ii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except that the Registrant is not required to advance expenses to a person against whom it brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (iv) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects the indemnification provided thereunder.

     The Registrant's policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified and held harmless against all expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as a director or officer of the Registrant or as directors or officers of any other corporation, partnership or enterprise when they are serving in such capacities at the request of the Registrant; except that no indemnity is provided in a derivative action in which such director or officer is finally adjudged by a court to be liable to the Company due to willful misconduct in the performance of his or her duty to the Company, unless the court determines that such director or officer is entitled to indemnification. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements;
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws and regulations; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnity agreements require a director or officer to reimburse the Registrant for expenses advanced only if and to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant's Certificate of Incorporation, the Registrant's Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreements provide that they are not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

     The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent that it is economically reasonable. The Registrant currently carries a director and officer insurance policy.

     The Registrant intends to enter into indemnification agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and Bylaws and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section 8 of the Underwriting Agreement relating to Registrant's initial public offering, effected pursuant to Registrant's Registration Statement on Form S-1 (Registration No. 333-93487) originally filed with the Commission on December 23, 1999, as subsequently amended (the "Form S-1"), which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the indemnity agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     See also the undertakings set out in response to Item 9.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

      4.01 Non-Statutory Stock Option Agreement between the Registrant and James Tolonen and related agreements.

      4.02 Schedule of omitted details and forms of Non-Statutory Stock Option Agreement and related agreements.

      4.03 Registrant's Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 24, 2000./(1)/

      4.04   Registrant's Bylaws, as amended./(2)/

      4.05   Form of specimen certificate for Registrant's Common Stock./(3)/

      5.01   Opinion of Fenwick & West LLP.

     23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).

     23.02   Consent of Ernst & Young LLP, Independent Auditors.

     24.01   Power of Attorney (see page 5).

___________________________

  /(1)/ Incorporated by reference from Exhibit 3.02 to the Registrant's Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-93487) filed on February 28, 2000 ("Amendment No. 2").

  /(2)/  Incorporated by reference from Exhibit 3.04 to Amendment No. 2.

  /(3)/ Incorporated by reference from Exhibit 4.01 to the Registrant's Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-93487) filed on March 10, 2000.

ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark A. Jung and James R. Tolonen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 11th day of September, 2000.

                           SNOWBALL.COM, INC.

                           By:  /s/ James R. Tolonen
                                ___________________________________________
                                James R. Tolonen
                                Chief Financial Officer and Chief Operating
                                Officer

                              Pursuant to the requirements of the Securities
Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                           Title                        Date
---------                                          -------                    ----------
Principal Executive Officer:

/s/ Mark A. Jung
___________________________________    President, Chief Executive Officer     September 11, 2000
Mark A. Jung                           and a Director

Principal Financial Officer:

/s/ James R. Tolonen
__________________________________     Chief Financial Officer, Chief         September 11, 2000
James R. Tolonen                       Operating Officer and a Director

Principal Accounting Officer:

/s/ Janette S. Chock
__________________________________     Controller                             September 11, 2000
Janette S. Chock

Additional Directors:

/s/ Christopher Anderson
__________________________________     Director                               September 11, 2000
Christopher Anderson

/s/ Richard A. LeFurgy
__________________________________     Director                               September 11, 2000
Richard A. LeFurgy

/s/ Michael Orsak
__________________________________     Director                               September 11, 2000
Michael Orsak

/s/ Robert H. Reid
__________________________________     Director                               September 11, 2000
Robert H. Reid

                                 Exhibit Index
                                 -------------

Exhibit
Number                    Exhibit Title
------                    -------------

4.01 Non-Statutory Stock Option Agreement between the Registrant and James Tolonen and related agreements.

4.02 Schedule of omitted details and forms of Non-Statutory Stock Option Agreement and related agreements.

5.01          Opinion of Fenwick & West LLP.

23.01         Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02         Consent of Ernst & Young LLP, Independent Auditors.

24.01         Power of Attorney (see page 5).